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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the
     Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                           Commission File Number    33-90480
                                                                   -------------

                     Mewbourne Energy Partners 96-A, L.P.
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            Exact name of registrant as specified in its charter)

             3901 S. Broadway, Tyler, Texas 75701  (903) 561-9200
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           General Partner Interests and Limited Partner Interests
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           (Title of each class of securities covered by this Form)

                                     None
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  Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [ ]       Rule 12h-3(b)(1)(ii)     [ ]
       Rule 12g-4(a)(1)(ii)     [ ]        Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
       Rule 12g-4(a)(2)(ii)     [ ]                 Rule 15d-6     [x]
        Rule 12h-3(b)(1)(i)     [x]

        Approximate number of holders of record as of the certification or notice date.

                        One Hundred Fifty-Seven (157)
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         Pursuant to the requirements of the Securities Exchange Act of 1934
(Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   January 15, 1997              MEWBOURNE ENERGY PARTNERS 96-A, L.P.
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                                      By:     Mewbourne Development Corporation,
                                              Managing Partner


                                              By:   /s/ J. Roe Buckley
                                                   ----------------------------
                                                    J. Roe Buckley, Treasurer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.